SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         COMMISSION FILE NUMBER 0-24318

                              DIEHL GRAPHSOFT INC.
             (Exact name of registrant as specified in its charter)

        10270 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND 21046 (410) 290-5114
          (Address, including zip code, and telephone number, including area code, of registrant's principal executives offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                X                 Rule 12h-3(b)(1)(i)       X
Rule 12g-4(a)(1)(ii)                                 Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                                  Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                                 Rule 12h-3(b)(2)(ii)

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Diehl Graphsoft, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 19, 2000                                 BY: /s/ Richard Diehl
                                                       Richard Diehl
                                                       President and CEO

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and tile of the person signing the form shall be typed or printed under the signature.